Q4 FY2022 Shareholder Letter February 9, 2023

Fellow Shareholders, We delivered a strong Q4 with all of our key financial metrics exceeding our outlook. Q4 revenue came in at $301 million, up 73% year-over-year; annual recurring revenue, or ARR, came in at $834 million, up 31% year-over-year; and Q4 non-GAAP operating profitability meaningfully exceeded our outlook. We finished 2022 with strong growth momentum and an increasing focus on profitability, capping off a historic year for Alteryx with multiple key strategic initiatives: • We significantly accelerated our cloud platform innovation roadmap; • We realigned our go-to-market motion to focus on the largest global organizations with the greatest opportunity for expansion; • We updated our partner program to efficiently scale our market reach; and • We invested in our customer success program to ensure that our customers are engaged and successful on their data democratization journeys with Alteryx. We are pleased with our financial results, particularly given the economic backdrop, as our value-focused sales motion is resonating with customers. Even so, we are seeing similar dynamics that are facing many of our software peers. In Q4, we saw this in the form of elevated deal scrutiny and elongation of sales cycles. I’ve certainly experienced similar macroeconomic headwinds throughout my executive career, and I’m confident in our ability to continue to execute at a high level with the transformational decisions we’ve made over the last two years: | Shareholder Letter From our CEO Mark Anderson Chief Executive Officer

Key Strategic Initiatives Our Alteryx Analytics Cloud platform has catalyzed enterprise buy-in to the long-term Alteryx vision. Our focus on enterprise has driven a mix shift to higher lifetime value customers with increased net retention. Our executive-facing go-to-market approach has aligned our sales engagement with the decision makers and budget owners of our customers. Our level of engagement with customers is stronger than ever, supported by both our partner ecosystem and customer success initiatives. Alteryx Analytics Cloud Enterprise Focus Executive Facing GTM Customer Engagement Underlying this is robust demand for data analytics, as we are seeing CIOs prioritize core operational platforms like Alteryx over front-end applications more exposed to headcount variations.

Business Highlights

G2K penetration increased to 47%

- Up four points from this time last year
- Global brands are aligning with AYX

129% net expansion rate[1] for G2K

- Overall net expansion rate[1] of 121%
- Record high renewal rates

More ELAs sold in Q4 than Q1-Q3 combined

- Increased flexibility + simplified pricing
- 2021 ELAs creating upsell opportunities

~400K community members

- Great milestone for our Alteryx zealots
- Champions of our global mission

Partners influenced over half of Q4 new business

- Ecosystem continues to influence a growing percentage of our business

[1] Dollar-based net expansion rate

"Q4 was truly a great quarter, capping off a strong year, and another clear validation of the strategic direction of this company."

alteryx | Shareholder Letter

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Customers need our innovation now, more than ever. The pace and scale of our innovation has never been greater, and our commitment to governance across the platform is enabling our customers to scale with confidence across their organizations. Our cloud platform initiative is increasingly becoming a contributing driver of success with large enterprise companies looking to expand their Alteryx deployment. In fact, we’re finding that the introduction of Alteryx Analytics Cloud is amplifying customers’ commitment to the extended Alteryx platform. Our cloud innovation roadmap provides customers with a clear path to layer on cloud and expand data analytics to new personas and new use cases, and we saw examples of this in Q4. We had a great win with Royal Caribbean Group, a leading international cruise company. Building on its existing Alteryx usage within finance, Royal Caribbean is expanding with new use cases and new personas in human resources. They’ll leverage Alteryx Designer, Alteryx Server, and Alteryx Machine Learning in an effort to further unlock and optimize their crew experience and drive financial efficiencies. They are also adopting Alteryx Auto Insights as a means to more effectively disseminate information and insights throughout the organization. Chemours Company, a global specialty chemicals company that signed on with an ELA earlier in 2022, is now expanding with Alteryx Auto Insights to provide enhanced data-driven clarity on cost and budgeting trends. And a mobile network operator that expanded with a Designer ELA in early 2022 signed on for a Cloud ELA in Q4 to utilize Alteryx Auto Insights for cloud cost optimization analysis by the office of the CIO. With access now to Alteryx Machine Learning and Alteryx Designer Cloud, they can also explore new use cases, such as network data analysis and financial forecasting, empowering new personas within other parts of the organization. Our technology partnerships with cloud-based data warehouses like Snowflake, Databricks, and Google BigQuery are also helping us win with companies driving cloud-based digital transformation initiatives. In Q4, Specsavers Optical Group, a multinational optical retail chain, selected Alteryx Designer Cloud to help drive their initiative to promote a data-oriented culture with self-service analytics. Alteryx Designer Cloud’s low-code / no-code interface and deep integrations with cloud environments like Databricks were key differentiators in enabling this new customer relationship. We have a highly differentiated data analytics platform, and our enhanced go-to-market motion built on the pillars of enterprise, partners, and customer success, is now enabling us to capitalize on this opportunity. Our cloud innovation roadmap provides a clear path to layer on cloud and expand data analytics to new personas and new use cases.” Alteryx Analytics Cloud DESIGNER CLOUD MACHINE LEARNING AUTO INSIGHTSSERVERDESIGNER

We continue to see strong traction with large enterprise organizations. We more than doubled the number of $1 million ACV wins in 2022 vs 2021, and we closed the year with over 140 customers with ARR of $1 million or more, up over 50% year-over-year. We now have a presence at 47% of the Global 2000, and many are using Alteryx in only a small, initial capacity, which creates meaningful upsell opportunities in these accounts for the years ahead. Our ELA bundles are resonating with our larger customers, as they provide flexibility to expand to additional licenses for a fixed period of time, or what we refer to as ‘burst capacity.’ Burst capacity gives customers the freedom to use up to 50% more than their allocated license count at no cost during the first year, and without additional license or procurement administration complexity. When our customers are digitally transforming, this burst capacity helps them go faster. And for the ELAs sold in Q4 2021, some of which were multi-year contracts, over two-thirds became upsells in Q4 2022. We are still in early days for the ELA strategy, and momentum has been growing. Orange France, the largest subsidiary of Orange Group and the leader in BtoB and BtoC telecommunication services in the country, selected an Alteryx ELA in Q4 to automate and optimize many processes within the financial team, as well as to drive analytics on infrastructure and network usage. The ease-of-use of the Alteryx platform coupled with the flexibility of the ELA convinced the Finance teams and will enable Orange to begin expanding data analytic usage with new personas throughout the organization. Over 50% YoY growth in $1 million-plus ARR customers Over two-thirds of ELAs sold in Q4’21 became upsells this quarter Our enhanced go-to-market motion, built on the pillars of enterprise, partners, and customer success, is enabling us to capitalize on this opportunity.

As for the second pillar of our go-to-market motion, partners, we are benefiting from ecosystem expansion and favorable engagement trends. We’re pleased to welcome EY as one of our newest partners in Q4. Partners delivered over 50% year-over-year growth in new logo ACV contributions in 2022, and once again influenced well over 50% of the new ACV in the quarter. We deeply value our partner relationships, and it is particularly gratifying when we find our partners broadening their usage of Alteryx as a customer. KPMG is a great example, where we’re seeing both regional expansion of the partnership and increased usage of Alteryx Designer to provide differentiated offerings to their clients, particularly those looking to transform and optimize their corporate tax departments. In Q4, KPMG increased its Alteryx Designer license count by over 50% as it looks to elevate Alteryx usage across more client- facing consultants, plus further leverage Alteryx for internal analytics. Partners provide additional scale to our go-to- market motion, enhancing our ability to find incremental use cases and drive value for our customers. We saw this with West Monroe, a digital services firm, who worked closely with a partner when they first explored Alteryx solutions over the summer. In Q4, West Monroe significantly expanded their Alteryx implementation after identifying opportunities to both accelerate and enhance digital analytic services they provide their clients. And the journey doesn’t end with the implementation of our software. We’ve invested in our customer success team over the past two years, and our customers are seeing tangible incremental returns on their Alteryx engagement. There are so many positive examples here of value creation in partnership with Alteryx customer success: • A leading FTSE 100 financial institution identified over £1.5 million in value via automation of manual efforts, upskilling, and efficiency gains. • A national retail chain identified a way to save 5,000 hours plus hundreds of thousands of dollars in costs within its supply chain optimization in just two months of working with a customer success manager. I’d encourage you all to take a look at the use cases on our Alteryx community site for real-life examples that speak to both the value of our solutions and the effectiveness of our enhanced customer success efforts.

As I look ahead to 2023, we have a massive opportunity in front of us. And we expect to achieve a significant milestone of becoming a $1 billion ARR company this year. Let’s be clear – it won’t be easy in this macro environment. But we have demonstrated the robust nature of data analytics demand, as well as Alteryx’s ability to effectively execute in this market. We enter 2023 on even stronger footing, and are focused on three key initiatives to ensure our success: First, the Alteryx Analytics Cloud platform. We are seeing strong interest in our portfolio of offerings across Alteryx Designer Cloud, Alteryx Machine Learning, and Alteryx Auto Insights. As customers look to consolidate vendors, we are uniquely positioned to provide a cloud-based, end-to-end, low-code / no-code data analytics platform for all. And we have some exciting updates to share on this front soon. Second, go-to-market. We made so much progress in upgrading our go-to-market motion in 2022, and I firmly believe we are just getting started. We enter 2023 with an upgraded and expanded sales force, partner program, and customer success team, and we’re just starting to lap early ELA wins, which will create incremental upsell opportunities at our larger customers. And third, profitability. As we move beyond the investment phase of 2022, we are committed to increasing operating profitability. We plan to achieve this through both scaling the business and demonstrating spending discipline. In closing, 2022 was an outstanding year for Alteryx and I am so proud of the entire team. We are absolutely changing lives with what we do, empowering people to upskill themselves and drive value for their companies. Thank you to our customers, our employees, and our partners on an amazing 2022. Closing Remarks Mark Anderson Chief Executive Officer

Expanding with Alteryx Auto Insights to provide enhanced data-driven clarity on cost and budgeting trends Will leverage Alteryx Designer, Alteryx Server, and Alteryx Machine Learning in effort to further unlock and optimize their crew experience and drive financial efficiencies Alteryx Designer Cloud’s low-code / no-code interface and deep integrations with cloud environments were key differentiators in enabling this new customer relationship Alteryx Designer to provide differentiated offerings to their clients, particularly those looking to transform and optimize their corporate tax departments Identified opportunities to both accelerate and enhance digital analytic services they provide their clients Alteryx ELA to automate and optimize many processes within the financial team, as well as to drive analytics on infrastructure and network usage Customer Spotlight

Financial Update

Q4 was a strong financial quarter and capped off a year of robust ARR growth and an accelerated return to positive non-GAAP operating profitability.

- **ARR** of $834 million grew 31% year-over-year. This included a $7.9 million F/X tailwind relative to our guidance[1]. Even excluding this F/X impact, ARR still would have exceeded the high-end of our guided range.
- **Revenue** of $301 million grew 73% year-over-year, which was well above the high-end of our guided range, benefiting from a strong renewal cycle and record renewal rates.
- **Non-GAAP operating profit** came in at $68 million[2], $13 million above the high-end of the guided range. This was driven by both the top line strength as well as elevated spending discipline.

For 2022, revenue of $855 million increased 60% year-over-year, and non-GAAP operating profit came in at $13 million, both above the high-end of our guided ranges and significantly better than the initial outlook entering the year.

[1] Foreign currency impact of $7.9 million based on actual exchange rates on December 31, 2022 versus exchange rates incorporated in our Q4 2022 guidance.

[2] See pages 14-15 for reconciliations of GAAP to non-GAAP financial measures.

Q4 2022 Summary

$834 million, +31% YoY
Annual Recurring Revenue[1]

$301 million, +73% YoY
Revenue

($41) million
GAAP Loss from Operations

$68 million
Non-GAAP Income from Operations[2]

129% (G2K) / 121% (Overall)
Dollar-Based Net Expansion Rate

FY 2022 Summary

$855 million, +60% YoY
Revenue

($301) million
GAAP Loss from Operations

$13 million
Non-GAAP Income from Operations[2]



Kevin Rubin
Chief Financial Officer

alteryx | Shareholder Letter 9

Profitability

Earlier in the year, we enhanced our go-to-market motion with investments in enterprise, partners, and customer success, and we accelerated our cloud innovation roadmap with strategic investments in the platform architecture. As we move beyond this investment phase, we are already seeing points of leverage materialize in the financial model.

- We improved Q4 Sales & Marketing expense as a percentage of revenue by 7 points year-over-year on a GAAP and non-GAAP basis[1]. We benefited from early productivity improvements in the sales force in 2022 vs 2021 in terms of new ACV per sales rep. As we enter 2023 with a higher mix of ramped reps, more comprehensive sales enablement capabilities, and an expanded product portfolio, we expect these tailwinds to persist and help us navigate this dynamic macro environment.
- And we improved Q4 G&A expense as a percentage of revenue by 6 points year-over-year on a GAAP basis and by 3 points year-over-year on a non-GAAP basis[1], driven primarily by efficiencies of scale.

On top of the natural leverage embedded in our financial model, we've identified additional opportunities for cost optimization to further accelerate our return to higher profitability. For example, given the distributed nature of our current workforce, we were able to rationalize our real estate usage by approximately 40% during Q4. In addition, we optimized headcount by approximately 5%, primarily from rigorous performance management, as well as role eliminations.

Looking ahead, we feel the business is on strong footing to deliver expanding profitability with scale. And with the majority of our costs being variable in nature, we believe we have the ability to stay nimble in this economic environment.

As we move beyond this investment phase, we are already seeing points of leverage materialize in the financial model

Leverage with Scale

Q4 Sales & Marketing expense as a % of revenue **improved 7 points YoY[1]**

Cost Optimization

Rationalized real estate usage by **~40%**

[1] Presented on both a GAAP and non-GAAP basis. See pages 14-15 for reconciliations of GAAP to non-GAAP financial measures.

alteryx | Shareholder Letter 10

Profitability is certainly top of mind, and as we now move beyond this investment phase, we are focused on delivering durable, profitable growth, going forward. Underpinning this success is our growing traction with large enterprise organizations. We continue to see our strongest ARR growth with our $1 million-plus ARR customer cohort, bolstered by many of the strategic initiatives we put into motion over the past couple of years. For example, we upgraded our enterprise sales force with well-tenured, experienced reps. And as we land wins with larger companies, we are effectively seeding future upsell opportunities at a much higher scale. With approximately one-third of our Global 2000 customers generating less than $50,000 in ARR today, and approximately 200 Global 2000 customers still within two years of their first Alteryx license purchase, we have a large runway for growth as we deepen penetration in coming years. Expansion is a key growth driver for our business, with the vast majority of our new ACV in any given quarter continuing to come from existing customers. And now, as the opportunities become bigger, we’re seeing consistent growth in the average expansion deal size. To help us streamline this enterprise adoption, we introduced ELA bundles in mid-2021. ELAs come in tiered bundles that vary in size and burst capacity. This allows for progressive upselling, and we are already seeing success with the 2021 ELA cohort. The investor presentation we posted on our website today helps illustrate how ELAs create expansion opportunities with Alteryx. Over two-thirds of the ELAs lapping one year upsold in the fourth quarter. Of those that expanded, we saw average ARR growth of over 50% year-over-year. While this is still a very early sample set, it demonstrates the positive impact ELAs can have when coupled with proper customer success and a growing product portfolio. On that note, to further accelerate the customer land and expand motion, we made meaningful investments in our customer success practice. We have found that accounts leveraging our customer success team are seeing net expansion rates more than 10 points higher than those that are not. To summarize, we are winning with larger companies - which is unlocking bigger opportunities - and driving larger deal sizes. All of this is fueling robust growth momentum in our average ARR per customer, which reached $100,000 in Q4. We are focused on delivering durable, profitable growth.” Larger Customers Bigger Opportunities Larger Deal Sizes

2023 Framework As we look to 2023, we are paying close attention to the state of the macro environment. While we are executing with a high level of success, our outlook incorporates an elevated level of conservatism to account for potential shifts in macro dynamics. We are keeping a close watch on all key forward-looking business indicators, such as new pipeline generation, sales rep productivity, and sales cycles, and we believe we can quickly calibrate the model, should the need arise. That said, we have several incremental growth drivers to layer on in the coming year that we expect will contribute to our growth and profitability momentum: We have a meaningfully larger renewal base relative to 2022, which both supports revenue growth and creates upsell opportunities; We have a growing book of ELAs, where burst expirations create additional upsell opportunities with a high level of visibility; We expect to sell significantly more ELAs in 2023, driven by growing traction with large enterprise customers; The Alteryx Analytics Cloud platform is unlocking new personas and new use cases, as well as catalyzing adoption across Alteryx offerings; We view International expansion as a meaningful opportunity, invigorated with new sales leadership; Our growing partner program is contributing incremental opportunities within new and existing customers.

Q1 2023 Guidance Summary $856M - $860M ARR 25% - 26% ARR Growth YoY $198M - $202M Revenue 25% - 28% Revenue Growth YoY ($23M) – ($19M) Non-GAAP Operating Loss1 ($0.29) – ($0.25) Non-GAAP Net Loss per Share1 FY 2023 Guidance Summary $1,015M - $1,025M ARR 22% - 23% ARR Growth YoY $980M - $990M Revenue 15% - 16% Revenue Growth YoY $40M - $50M Non-GAAP Operating Income1 $0.36 - $0.46 Non-GAAP Net Income per Share1 We believe we’re on track to surpass $1 billion in ARR, and we expect to achieve this scale with disciplined spending, expanding profitability, and positive operating cash flow. Financial Outlook 1 See pages 14-15 for reconciliations of GAAP to non-GAAP financial measures.

GAAP to Non-GAAP Operating Income Reconciliation

$ in thousands	Three Months Ended December 31, 2022	Three Months Ended December 31, 2021	Year Ended December 31, 2022	Year Ended December 31, 2021
GAAP gross profit	$269,301	$157,289	$737,570	$480,382
GAAP gross margin	89%	90%	86%	90%
Stock-based compensation	4,271	2,202	16,982	6,421
Payroll tax expense related to stock-based compensation[1]	44	17	350	145
Amortization of intangible assets	3,367	1,460	12,320	4,742
Impairment of intangible and long-lived assets	-	-	-	-
Cost optimization charges	776	-	776	-
Non-GAAP gross profit	$277,759	$160,968	$767,998	$491,690
Non-GAAP gross margin	92%	93%	90%	92%
GAAP income (loss) from operations	($40,953)	($26,825)	($300,511)	($136,265)
GAAP operating margin	(14%)	(15%)	(35%)	(25%)
Stock-based compensation	62,090	38,509	226,518	124,065
Payroll tax expense related to stock-based compensation[1]	576	410	4,756	3,452
Amortization of intangible assets	3,628	1,516	13,280	4,971
Impairment of intangible and long-lived assets	34,999	-	43,238	-
Cost optimization charges	4,483	-	4,483	-
Acquisition-related adjustments	3,013	4,483	21,078	5,506
Non-GAAP income (loss) from operations	$67,836	$18,093	$12,842	$1,729
Non-GAAP operating margin	23%	10%	2%	0%

$ in thousands	Three Months Ended December 31, 2022	Three Months Ended December 31, 2021	Year Ended December 31, 2022	Year Ended December 31, 2021
GAAP research & development expense	$59,423	$36,775	$221,453	$132,420
GAAP research & development margin	20%	21%	26%	25%
Stock-based compensation	14,409	6,990	54,667	28,903
Payroll tax expense related to stock-based compensation[1]	124	104	921	719
Acquisition-related adjustments	966	643	4,834	643
Cost optimization charges	1,103	-	1,103	-
Non-GAAP research & development expense	$42,821	29,038	$159,928	$102,155
Non-GAAP research & development margin	14%	17%	19%	19%
GAAP sales & marketing expense	$156,892	$101,883	$541,673	$334,480
GAAP sales & marketing margin	52%	59%	63%	62%
Stock-based compensation	23,706	14,414	79,741	40,519
Payroll tax expense related to stock-based compensation[1]	283	213	2,443	1,866
Amortization of intangible assets	261	56	960	229
Acquisition-related adjustments	3	41	101	41
Cost optimization charges	1,804	-	1,804	-
Non-GAAP sales & marketing expense	$130,835	87,159	$456,624	$291,825
Non-GAAP sales & marketing margin	43%	50%	53%	54%
GAAP general & administrative expense	$58,940	$45,456	$231,717	$149,747
GAAP general & administrative margin	20%	26%	27%	28%
Stock-based compensation	19,704	14,903	75,128	48,222
Payroll tax expense related to stock-based compensation[1]	125	76	1,042	722
Acquisition-related adjustments	2,044	3,799	16,143	4,822
Cost optimization charges	800	-	800	-
Non-GAAP general & administrative expense	$36,267	26,678	$138,604	$95,981
Non-GAAP general & administrative margin	12%	15%	16%	18%

[1]Beginning with the quarter ended March 31, 2022, we have excluded payroll tax expense related to stock-based compensation from the calculations of our non-GAAP financial measures, which we believe better presents the effect that excluding stock-based compensation expense has on our operating results. Our non-GAAP financial measures for 2021 were recast to conform to the updated methodology and are reflected herein for comparison purposes.

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GAAP to Non-GAAP Net Income Reconciliation

$ in thousands, except per share data	Three Months Ended December 31, 2022	Three Months Ended December 31, 2021	Year Ended December 31, 2022	Year Ended December 31, 2021
GAAP net income (loss) attributable to common shareholders	($31,653)	($37,546)	($318,499)	($179,681)
Stock-based compensation	62,090	38,509	226,518	124,065
Payroll tax expense related to stock-based compensation[1]	576	410	4,756	3,452
Amortization of intangible assets	3,628	1,516	13,280	4,971
Impairment of intangible and long-lived assets	34,999	-	43,238	-
Cost optimization charges	4,483	-	4,483	-
Amortization of debt discount and issuance costs	-	7,583	-	29,616
Acquisition-related adjustments	3,013	4,483	21,078	5,506
Income tax adjustments	(15,090)	(2,813)	4,807	4,135
Non-GAAP net income (loss)	$62,046	$12,142	($339)	($7,936)
Convertible debt interest expense, after-tax[2]	1,933	-	-	-
Adjusted non-GAAP net income (loss)[2]	$63,979	$12,142	($339)	($7,936)
GAAP net income (loss) per share attributable to common stockholders, diluted	($0.46)	($0.56)	($4.65)	($2.67)
Non-GAAP adjustments to net income (loss) per share	1.30	0.74	4.65	2.55
Non-GAAP net income (loss) per share, diluted	$0.84	$0.18	-	($0.12)
GAAP weighted-average shares used to compute income (loss) per share attributable to common stockholders, diluted	69,215	67,488	68,510	67,191
Effect of potentially dilutive shares	7,042	1,789	-	-
Non-GAAP weighted-average shares used to compute non-GAAP net income (loss) per share, diluted	76,257	69,277	68,510	67,191

[1]Beginning with the quarter ended March 31, 2022, we have excluded payroll tax expense related to stock-based compensation from the calculations of our non-GAAP financial measures, which we believe better presents the effect that excluding stock-based compensation expense has on our operating results. Our non-GAAP financial measures for 2021 were recast to conform to the updated methodology and are reflected herein for comparison purposes.

[2]Beginning with the quarter ended March 31, 2022, following our adoption of ASU 2020-06 effective as of January 1, 2022, we utilize the "if-converted" method for calculating diluted net income per share, which assumes conversion of our convertible senior notes as of the beginning of the period or at the time of issuance, if later. As a result, for the three months ended December 31, 2022, we added back after-tax interest expense related to our convertible senior notes to the numerator of our calculation of diluted net income per share. For periods prior to January 1, 2022, we utilized the treasury stock method for calculating diluted net income per share.

alteryx | Shareholder Letter
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Disclosures Alteryx, the Alteryx logo and other registered or common law trade names, trademarks, or service marks of ours appearing in this letter are our property. The letter contains additional trade names, trademarks, and service marks of other companies, including, but not limited to, certain of our customers, technology partners, and competitors, that are the property of their respective owners. Except as otherwise expressly stated, we do not intend our use or display of other companies' trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies. Forward-Looking Statements This letter includes “forward-looking statements” within the meaning of the federal securities laws that involve risks and uncertainties, including statements regarding our expectations with respect to annual recurring revenue, guidance for the first quarter of 2023 and the full year 2023, and assumptions related to the foregoing; macroeconomic conditions and related impacts; our ability to execute our long-term growth, go-to-market, and product strategies, including with respect to our cloud offerings; our ability to achieve and improve profitability; the anticipated value, customer acceptance, and continued innovation of our products and services; the success of our sales motions; demand for data analytics products; the opportunity in our international markets; and other future events. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors, including, but not limited to: our history of losses; our ability to develop, release, and gain market acceptance of product and service enhancements and new products and services to respond to rapid technological change in a timely and cost-effective manner; our dependence on our software platform for substantially all of our revenue; volatile and significantly weakened global economic conditions; our ability to manage our growth and the investments made to grow our business effectively; our ability to develop a successful business model to sell products and services acquired or to integrate such products or services into our existing products and services; our ability to attract new customers and retain and expand sales to existing customers; our ability to establish and maintain successful relationships with our channel partners; intense and increasing competition in our market; the rate of growth in the market for analytics products and services; our dependence on technology and data licensed to us by third parties; risks associated with our international operations; our ability to develop, maintain, and enhance our brand and reputation cost-effectively; litigation and related costs; security breaches; and other general market, political, economic, and business conditions, including, but not limited to, impacts related to weakened global economic conditions, the ongoing conflict in Ukraine, inflationary pressures, and rising interest rates. Additionally, these forward-looking statements, particularly our guidance, involve risk, uncertainties and assumptions, many of which relate to matters that are beyond our control and changing rapidly. Additional risks and uncertainties that could affect our financial results are included under the caption “Risk Factors” in our filings with the U.S. Securities and Exchange Commission (SEC), including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, which are available on the “Investors” page of our website at http://investor.alteryx.com and on the SEC website at http://www.sec.gov. Additional information will also be set forth in our Annual Report on Form 10-K for the year ended December 31, 2022. All forward-looking statements contained herein are based on information available to us as of the date hereof and we do not assume any obligation to update these statements as a result of new information or future events. Non-GAAP Financial Measures and Operating Measures To supplement our consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. We use non-GAAP measures to internally evaluate and analyze financial results. We believe these non-GAAP financial measures provide investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and enable comparison of our financial results with other public companies, many of which present similar non-GAAP financial measures. The non- GAAP financial measures have limitations as analytical tools and you should not consider them in isolation or as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Other companies, including companies in our industry, may calculate non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. A reconciliation of GAAP to non-GAAP financial measures has been provided in the tables included in our earnings press release. Additional information regarding our non-GAAP financial measures is included under the caption “Non-GAAP Financial Measures and Operating Measures” in our earnings press release.

Alteryx powers analytics for all by providing our leading Analytics Automation Platform. Alteryx delivers easy end-to-end automation of data engineering, analytics, reporting, machine learning, and data science processes, enabling enterprises everywhere to democratize data analytics across their organizations for a broad range of use cases. More than 8,300 customers globally rely on Alteryx to deliver high-impact business outcomes. To learn more, visit www.alteryx.com. 17200 Laguna Canyon Rd | Irvine | CA 92618